Exhibit 99.1

Royale Energy posts a 14 cent gain over fourth quarter 2004

Royale Energy, Inc. (ROYL) San Diego Co. announces the company earned $842,081 or 11-cents per share in the 4th quarter of 2005 compared to a loss of $191,316 or $.03 for the fourth quarter of 2004. For the full year 2005, the company earned net income of $1,185,903 or 15-cents per share compared to $2,192,752 or 32-cents per share in 2004. Total revenues in 2005 were $25,643,378 compared to $25,944,356 in 2004. The company's total assets increased to $43,820,451 in 2005 from $42,548,669 in 2004, and stockholders equity increased to $18,318,290 in 2005 compared to $17,188,821 in 2004.

Revenue from Oil & Gas sales increased 3% to $11,228,537 for the year ended December 31, 2005 from $10,892,574, while 4th quarter Oil & Gas Revenue rose 54.9% to $3,762,856 over $2,429,700 for the same period in 2004. The company produced 369,323 MCFE in the 4th quarter 2005, marking a 4.4% increase in production over the previous quarter's production of 353,642 MCFE.

The company reports Cash Flow from Operations of $6,382,047 or 81-cents per share for the year ended December 31, 2005 compared to $8,018,300 or $1.01 per share for the same period in 2004.

In 2005, Royale Energy drilled fifteen wells, nine of which were commercially productive. Royale Energy has concentrated on development of properties in the Sacramento and San Joaquin Basins of Northern and Central California. The company drilled eight wells in Northern and Central California, four of which were commercially productive wells and are currently producing. Additionally, Royale drilled one well in Utah which is currently producing 300,000 cubic feet per day from one of three pay zones. The company will fracture stimulate "frac" this zone in April and anticipates a substantial increase in rate, before continuing completion in the well's up-hole zones. This well was drilled in the company's Moon Canyon field area where the company holds over 15,000 net acres of undeveloped land. Royale Energy also participated in drilling six wells in Texas, four of which are currently producing.

Royale Energy now owns lease interests in fifteen natural gas fields ranging from Tehema County in the north to Kern County in the south, in the Sacramento and San Joaquin Basins of California. At December 31, 2005, Royale operated 68 wells in California. As of December 31, 2005, Royale Energy owned leasehold interests in 42,593 gross acres, with 26,102 gross acres developed in California, Texas, and Utah, giving the company inventory for further development and growth. Already the company has drilled six wells in 2006 and logs indicate five will be commercially productive. Completions and test results will be reported in the second quarter of 2006.

Due to the increased effort required by new regulatory guidelines, the company has experienced a delay completing its 10K, but expects to file timely next week in compliance with SEC Form 12b-25.

About the Company

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The Company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for nearly 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com

Year Ended December 31	(In thousands, except earnings per share data) As of December 31,
	2005	2004
Income Statement Data:
Revenues	$25,643	$25,944
Operating income (loss)	2,257	3,772
Net income (loss)	1,186	2,193
Basic earnings per share	0.15	0.32

Balance Sheet Data:
Oil & gas properties, equipment & fixtures	$31,221	$26,137
Total assets	43,820	42,549
Long term obligations	11,546	10,382
Total stockholders' equity	18,318	17,189

4th Quarter	(In thousands, except earnings per share data) As of December 31,
	2005	2004
Income Statement Data:
Revenues	$7,581	$8,214
Operating income (loss)	1,427	146
Net income (loss)	842	(191)
Basic earnings per share	.11	(.03)

Balance Sheet Data:
Oil & gas properties, equipment & fixtures	$31,221	$26,137
Total assets	43,820	42,549
Long term obligations	11,546	10,382
Total stockholders' equity	18,318	17,189

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

SOURCE Royale Energy, Inc.

CONTACT: Chanda Idano, Director of Marketing & PR of Royale Energy, Inc., +1-619-881-2801, or fax, +1-619-881-2899, Chanda@royl.com
http://www.royl.com